EXHIBIT 99.1

May 1, 2006

FOR IMMEDIATE RELEASE

GEORGIA-CAROLINA BANCSHARES, INC. ANNOUNCES

FIRST QUARTER EARNINGS

AUGUSTA, GEORGIA, May 1, 2006 - - GEORGIA-CAROLINA BANCSHARES, INC. (OTCBB:GECR), parent company of FIRST BANK OF GEORGIA, announced that for the three months ended March 31, 2006, net income was $678,000 ($0.20 per common share), compared to $799,000 ($0.24 per common share) for the three months ended March 31, 2005, a decrease of 15%.

Patrick G. Blanchard, President and CEO of the holding company stated, "Our first quarter performance was actually better than it appears. As expected, the overall bank operating results were diminished by the expenses generated by our new Main Office banking center and corporate headquarters. However, loan and deposit growth exceeded our expectations for the new office, and the net results are better than we expected."

The new Main Office banking center and corporate headquarters of the company was opened on September 12, 2005.

Total assets for the company were $369 million at March 31, 2006, a 6% increase since December 31, 2005 and a 10% increase since March 31, 2005. Net loans grew to $290 million, representing a 2% increase since December 31, 2005 and an increase of 9% since March 31, 2005. Deposits were $319 million at quarter end, a 5% increase since December 31, 2005 and a 17% increase over the same quarter last year.

Total non-interest bearing deposits were $41,838,000 as of March 31, 2006, a 13% increase over non-interest bearing deposits of $36,986,000 as of December 31, 2005.

The company recorded a $183,000 loan loss provision for the quarter ended March 31, 2006, bringing the ending loan loss reserve to $3,855,000, or 1.54% of loans, excluding loans held for sale.

According to Remer Y. Brinson III, President & CEO of the bank, "Consolidated interest income for the quarter ended March 31, 2006 was $5,611,000. This total represents a 21% increase over interest income of $4,633,000 for the first quarter of 2005."

Georgia-Carolina Bancshares, Inc. is a bank holding company with $369 million in assets as of March 31, 2006. The company owns First Bank of Georgia which conducts banking operations through offices in Augusta, Columbia County and Thomson, Georgia.

Georgia-Carolina Bancshares, Inc.'s common stock is quoted on the Over-The-Counter Bulletin Board under the symbol GECR. The book value of the common stock was reported at $8.73 per share as of March 31, 2006 which represents a 12% increase over book value of $7.80 per share as of March 31, 2005.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.